UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2016

Atomera Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-37850	30-0509586
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

750 University Avenue, Suite 280
Los Gatos, California 95032

(Address of principal executive offices) (zip code)

(408) 442-5248

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2016, our board of directors appointed Steve Shevick to serve as a director of Atomera Incorporated until the next annual meeting of the stockholders of the company and until his successor is elected and qualified or until his earlier resignation or removal. Our board of directors also appointed Mr. Shevick to the audit committee and nominating and corporate governance committee of the board. Mr. Shevick will serve as the chairman of the audit committee and our board of directors determined that Mr. Shevick is an “audit committee financial expert” under the rules and regulations of the SEC. Mr. Shevick will also serve as the chairman of the nominating and governance committee of the board.

Since October 2013, Mr. Shevick has served as chief financial officer of CloudPassage, Inc., a developer of cloud infrastructure security technologies. From May 2008 to October 2013, Mr. Shevick served as chief financial officer of Cobalt Technologies, a developer of bio-chemical production technologies. Mr. Shevick holds an A.B. from Harvard College and a J.D. from Georgetown University Law Center.

In connection with Mr. Shevick’s appointment to the board, our board granted Mr. Shevick a restricted stock award of 16,151 shares which will vest over a four-year period commencing one year from the date of grant. Mr. Shevick’s annual compensation for serving as member of the board will be $30,000 in cash and an annual restricted stock award with a value of $70,000, vesting on the one year anniversary of the date of grant. In addition, Mr. Shevick will receive annual cash compensation of $20,000 for serving as chairman of our audit committee and $5,000 for serving as chairman of our nominating and governance committee. In addition to the four-year restricted stock award described above, our board granted Mr. Shevick an award of 5,384 shares of restricted stock, vesting on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders, representing the pro-rated portion of his annual restricted stock compensation for service as a director for the period from September 1, 2016 through May 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOMERA INCORPORATED

September 6, 2016	By:	/s/ Scott A. Bibaud
Scott A. Bibaud,
President and Chief Executive Officer